Exhibit 99.1

NEWS RELEASE

For Release on March 5, 2019

Giga-tronics Announces Management Changes

DUBLIN, Calif., March 5, 2019 (GLOBE NEWSWIRE) -- Giga-tronics Incorporated (OTCQB:GIGA) announced today the appointment of Traci K. Mitchell to the position of Corporate Controller and Principal Accounting Officer, effective March 1, 2019. Ms. Mitchell has been a consultant to the Company since March 2018, providing services in support of the Company’s finance department. Prior to joining Giga-tronics, Ms. Mitchell was the Director of Global Finance for Console Connect and Corporate Controller for Keyssa, Inc. Previously, Ms. Mitchell was an owner of a consulting firm for ten years providing accounting services to several Bay area clients, some of which include Ion Torrent, Sensys and Omneon Inc. In addition, Ms. Mitchell held financial management positions with several large Bay area companies including eBay, Inc., Informix Systems and Symantec Corporation. Ms. Mitchell is a Certified Public Accountant (inactive) in the State of California and a graduate of San Jose State University with a degree in Business Administration, Accounting.

Dr. Lutz P. Henckels, Executive Vice President and Interim CFO said, “I’ve worked closely with Traci during her consulting arrangement this past year and she’s contributed greatly during this difficult transition period. John and I are delighted that she’s joining us now as our Controller and Principal Accounting Officer as we enter the anticipated growth phase of our businesses.”

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces YIG (Yttrium, Iron, Garnet) tuned oscillators, RADAR filters, and microwave synthesizers for use in military defense applications as well as sophisticated test and measurement equipment primarily used in electronic warfare test & emulation applications.

This press release contains forward-looking statements concerning future revenues and operating results, anticipated orders, long term growth and profitability, expected shipments, and product line sales. Forward-looking statements involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results may differ significantly due to a number of factors such as: uncertainty as to the Company’s ability to continue as a going concern; delays in customer orders for the new ASGA and the Company’s ability to timely manufacture and fulfill orders;the potential that anticipated orders may not be received or may be delayed or deferred; the potential that existing orders may be canceled or deferred ; the Company’s ability to obtain additional financing as needed; and general market conditions.  For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2018, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements are made as of the date of this press release. The Company has no intention and disclaims any duty to update the forward-looking statements in this press release.

Contact:
Lutz Henckels
Executive Vice President and Interim CFO
lhenckels@gigatronics.com
(925) 328-4650 x4698